UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 16, 2013

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50855 (Commission File Number)	23-3016883 (I.R.S. Employer Identification No.)

640 Lee Road
Chesterbrook, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                                                              Other Events.

As previously disclosed, on December 28, 2012, Auxilium Pharmaceuticals, Inc. (“Auxilium”) and CPEX Pharmaceuticals, Inc. (“CPEX”) became aware of a notice from Upsher-Smith Laboratories, Inc. (“USL”) that advised Auxilium of USL’s filing of a 505(b)(2) New Drug Application containing a Paragraph IV certification under 21 U.S.C. Section 314.52(c) for testosterone gel (the “USL NDA”).  This Paragraph IV certification notice refers to the ten U.S. patents, covering Testim, that are listed in the Orange Book. These ten patents are owned by FCB I LLC (successor-in-interest to CPEX) (“FCB”) and are exclusively licensed to Auxilium and will expire between 2023 and 2025.   On August 16, 2013, USL announced that the U.S. Food and Drug Administration (“FDA”) granted tentative approval of the USL NDA with the brand name VogelxoTM for the USL testosterone gel product.

USL cannot launch its testosterone gel product until it receives final approval from the FDA.  Auxilium and FCB filed a lawsuit in the United States District Court for the District of Delaware against USL for infringement of all ten patents listed in the Paragraph IV certification.  Under the Hatch-Waxman Act, as a result of the patent infringement lawsuit filed against USL, final FDA approval of the USL NDA for its proposed testosterone gel product is stayed until the earlier of 30 months from the date USL’s notice letter was received (i.e., on or about June 24, 2015) or final resolution of the pending patent infringement lawsuit.   A hearing on USL’s motion for summary judgment seeking termination of the patent infringement lawsuit was held on June 28, 2013, and by request of the Court, the parties submitted additional briefing in the weeks following the hearing.  The parties currently are awaiting a ruling from the Court, which Auxilium believes could be forthcoming as early as during the third quarter of 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: August 20, 2013	By:	/s/ Andrew I. Koven

Andrew I. Koven
Chief Administrative Officer and General Counsel